Exhibit 99.1
FOR IMMEDIATE RELEASE
Monday, January 3, 2011
3:30 P.M. CST
Newspaper Publisher A. H. Belo Corporation and
Former Parent Company Belo Corp. Split Pension Plan
     DALLAS — A. H. Belo Corporation (NYSE: AHC) announced today that the Company and Belo Corp. have completed the split of The G. B. Dealey Retirement Pension Plan (“GBD Pension Plan”) into separately-sponsored plans as scheduled. The split of the GBD Pension Plan will not change the amount of the benefits any participant has accrued or is currently receiving. A. H. Belo has also decided to make an additional contribution totaling $30 million into the two new defined benefit pension plans created, sponsored and managed by or on behalf of the Company (the “AHC Pension Plans”).
     Benefit liabilities and assets allocable to the approximately 5,100 current and former employees of A. H. Belo and its newspaper businesses under the GBD Pension Plan have been transferred in accordance with government regulations into the AHC Pension Plans, and the new AHC Pension Plans are solely responsible for paying those benefits. The benefit liabilities and assets allocable to the current and former employees of Belo Corp. and its television businesses continue to be held by the existing GBD Pension Plan sponsored and managed by Belo Corp. By June 30, 2011, the Company and Belo Corp. expect to complete a final assessment and reconciliation of the allocations made from the GBD Pension Plan to the AHC Pension Plans based upon final January 1, 2011 data.
     As disclosed when the agreement to split the GBD Pension Plan was announced on October 7, 2010, A. H. Belo will record a significant non-cash charge related to the split when the Company reports fourth quarter financial results. Under the new AHC Pension Plans, future pension expense and cash contributions will be determined by interest rates, discount rates, return on assets, regulatory requirements, and actuarial gains
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Newspaper Publisher A. H. Belo Corporation and
Former Parent Company Belo Corp. Split Pension Plan
January 3, 2011
Page Two
and losses.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the
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Newspaper Publisher A. H. Belo Corporation and
Former Parent Company Belo Corp. Split Pension Plan
January 3, 2011
Page Three
Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.